Exhibit 99.1
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
Opnext Pre-announces Preliminary Unaudited Third Quarter Revenues;
Adopts Share Repurchase Program
Eatontown, NJ—January 11, 2008—Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today announced that it expects revenues for its third fiscal quarter ended December 31, 2007 will be approximately $66.4 million, as compared to the original guidance for the quarter of $77.0 million to $80.0 million. Opnext reported revenues of $76.6 million for the second quarter ended September 30, 2007 and $61.7 million for the third quarter ended December 31, 2006. The shortfall in expected revenues from the Company’s earlier guidance is primarily attributable to:
•	Approximately $4.0 million of supply and quality related issues, including:
•	40Gbps Digital Mux/Demux IC’s purchased from an external supplier required a change to alleviate potential quality issues. Transition to the new IC began during the quarter; and

•	Xenpak SR production was limited due to shortages of parts provided by external suppliers which were resolved by the end of the quarter.
•	Approximately $4.0 million of anticipated 10Gbps transceiver demand primarily related to customer inventory management programs was not pulled by the end of the quarter.

•	Approximately $2.5 million related to lower than expected 300 pin fixed wavelength demand.
The Company plans to provide revenue guidance for the fourth quarter ending March 31, 2008 during its next quarterly conference call. However, the Company expects revenue for the quarter ending March 31, 2008 to exceed revenue for the quarter ended December 31, 2007 for the following reasons:
•	Increased shipments of 40Gbps and Xenpak SR products;

•	Qualification of XFP transceivers at a large data communication network equipment customer; and

•	Qualification of 300 pin tunable transceivers at a large telecommunication network equipment customer.
Opnext plans to review its third quarter results and discuss its business outlook during its regular quarterly earnings conference call for investors. The date and time of the conference call will be announced separately.

Opnext also announced today that the Company’s Board of Directors has approved the repurchase of up to an aggregate of $20.0 million of the Company’s common stock over the next 24 months. The Company may purchase Opnext stock on the open market or in privately negotiated transactions from time-to-time based upon market and business conditions. Any repurchases will be made using the available working capital of the Company.
Forward-looking Statements:
Statements made in this press release include forward looking statements, including, but not limited to, those related to future revenues, growth of revenues, expansion of customer market share, expansion of product lines, increase in gross and operating margins, acceptance of certain Opnext products, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the quarter ending March 31, 2008 as well as the general outlook for the future are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•	because the market in which Opnext operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to react to changes in general industry and market conditions, including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the optical modules and components industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on June 22, 2007. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

About Opnext:
From the latest communications networks to new security systems, and from major advances in medical systems to high-demand consumer electronics, Opnext (NASDAQ: OPXT) laser technologies add the spark of innovation to a world of new applications. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market solutions that are ready for the next generation of laser-based products. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.